Investor Contact:	David Morimoto	Media Contact:	Cedric Yamanaka
	SVP & Treasurer		Public Relations /Communications Manager
	(808) 544-0627		(808) 544-6898
	investor@centralpacificbank.com		cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP.  NAMES RONALD K. MIGITA
CHIEF EXECUTIVE OFFICER

HONOLULU, July 31, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, announced today that Ronald K. Migita, Chairman of the Board of Central Pacific Financial Corp. and Central Pacific Bank, has been named President and Chief Executive Officer of the Company and the Bank.

Migita will continue to serve as Chairman of the Board of both Central Pacific Financial Corp. and Central Pacific Bank.

The Board of Directors had been actively engaged in searching for a successor for the Company since March 2008 after President and CEO Clint Arnoldus announced his plans to retire.

“Ron Migita is the right leader for the job at the right time,” said Crystal Rose, Chair of the Board’s search committee.   “After conducting an extensive national search for the past four months, and interviewing a number of internal and external candidates, we selected Ron because he brings more than 40 years of banking experience to the table, has an in-depth understanding of the Hawaii market, and knows Central Pacific Bank’s customers, employees and shareholders.  The Board looks forward to working with Ron to ensure a smooth and seamless transition.”

Before joining Central Pacific, Migita served as the President and Chief Executive Officer of CB Bancshares, Inc. whose principal subsidiary was City Bank, which merged with Central Pacific Financial in 2004.  Migita’s four decades of banking experience includes an extensive background in corporate and retail banking.

“Central Pacific Bank is a solid company with strong Hawaii roots and I am excited about leading the team in my new capacity,” said Migita, who will be Central Pacific Bank’s first Hawaii-born CEO.  “These are difficult times for financial institutions across the country.  But during my career, I have seen difficult times before, and met every challenge head on.  My banking experience and my knowledge of the Hawaii market will allow me to move quickly and decisively to tackle our current challenges.  I am confident that our team at Central Pacific Bank can successfully overcome these challenges.”

A native of Maui, Migita earned his Bachelor’s Degree in Business Administration from the University of Hawaii at Manoa.  Shortly thereafter he joined Bank of Hawaii where he served in various managerial and executive capacities, and eventually, was named Executive Vice President and Manager of the bank’s Business Financial Services Group.  He graduated from the Pacific Coast Banking School at the University of Washington and the University of Hawaii Advanced Management Program.

Migita joined Central Pacific Financial Corp. in September 2004, following the merger of Central Pacific Financial Corp and CB Bancshares, Inc. He first joined CB Bancshares, Inc. in 1995.

Migita currently serves on the University of Hawaii Board of Regents, the Research Corporation of the University of Hawaii, the Aloha Council of the Boy Scouts of America, the National Board of the Boy Scouts of America, and is a Trustee for the Public Schools of Hawaii Foundation.

Migita’s appointment will take effect on August 1.

Central Pacific Financial Corp. is one of the largest financial institutions in Hawaii with more than $5.6 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branch offices and more than 90 ATMs throughout Hawaii.  For additional information, please visit our website at http://www.centralpacificbank.com.

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and trading of the company’s stock.  For further information on factors which could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.

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